Exhibit 99.1

Adient announces appointment of Jerome Dorlack as company’s executive vice president and chief financial officer

PLYMOUTH, Mich., Oct. 31, 2022 – Adient (NYSE: ADNT), a global leader in automotive seating, today announced that Jerome Dorlack, Adient’s current executive vice president, Americas, and an automotive industry veteran, will be appointed executive vice president and chief financial officer (CFO), effective Dec. 1, 2022. Dorlack’s appointment follows Jeff Stafeil’s decision to resign from his role as Adient’s executive vice president and chief financial officer, effective Nov. 30, 2022. With Dorlack’s appointment, Jim Conklin will become the executive vice president, Americas, also effective Dec. 1, 2022.

"Jerome has been a key member of our leadership team and we are fortunate to have someone of his caliber step into the CFO role," said Doug Del Grosso, Adient’s president and chief executive officer. "Additionally, Jim’s long tenure and deep knowledge of our business make him ideally positioned to lead our Americas region. As a result of our leading market position, leadership depth and talented employees, I believe that Adient is strongly positioned to continue driving value for all of our stakeholders."

"On behalf of the entire team, I would like to thank Jeff for his commitment and many contributions to Adient," continued Del Grosso. "Since joining the company in 2016, Jeff has been a valuable member of our management team and a key contributor to Adient’s success. We wish him well in his future endeavors."

"It has been an honor to work with such a dedicated and talented team," said Stafeil. "I look forward to a smooth transition and am confident Adient is well-positioned for the future."

Conklin has been with Adient in various roles of increasing responsibility since October 2000, most recently serving as Adient’s vice president, North Americas operations.

About Jerome Dorlack:
Jerome Dorlack has served as Adient’s executive vice president, Americas, since 2019. Dorlack previously served as vice president and chief purchasing officer of Adient from 2018 to 2019. Prior to joining Adient, he served as senior vice president and president, electrical distribution system and president, South America of Aptiv plc from 2017 to 2018, and vice president, powertrain systems and general manager, global powertrain products of Delphi Automotive plc from 2016 to 2017. Prior to that, Dorlack served as executive vice president global procurement of ZF Friedrichshafen from 2015 to 2016, and vice president, global purchasing, supplier development and logistics of ZF Friedrichshafen from 2013 to 2015.

About Adient:
Adient (NYSE: ADNT) is a global leader in automotive seating. With approximately 75,000 employees in 31 countries, Adient operates more than 200 manufacturing/assembly plants worldwide. We produce and deliver automotive seating for all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat-making process. Our integrated, in-house skills allow us to take our products from research and design to engineering and manufacturing — and into more than 20 million vehicles every year. For more information, please visit www.adient.com.

CONTACT

Media:	Investors:
Mary Kay Dodero	Mark Oswald
T +1 734.386.6253	T +1 734.254.3372
Mary.Kay.Dodero@adient.com	Mark.A.Oswald@adient.com

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